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                                                               Exhibit No. 10.24
                                     [LOGO]

Gerald P. Brennan
Vice President

The Chase Manhattan Bank, N.A.
395 North Service Road
Melville, NY 11747


                                                     September 10, 1996


Mr. Arthur August
Chairman and President
CPI Aerostructures, Inc.
200A Executive Drive
Edgewood, New York 11717

Dear Arthur:

         The Chase Manhattan Bank ("Chase" or the "Bank") is pleased to advise that it is prepared, in its sole discretion, to offer a Line of Credit to CPI Aerostructures, Inc. (the "Borrower"), subject to the terms and conditions described below.

         $1,000,000.00 Line of Credit to CPI Aerostructures, Inc.

         Amount: $1,000,000.00; provided, however, the maximum principal amount outstanding under this line of credit shall not exceed the lesser of $1,000,000.00 or the Borrowing Base (as determined by Chase and defined below).

         Borrower:            CPI Aerostructures, Inc.

         Type of Credit:      A line of credit repayable on a demand basis.

         Maturity:            On demand or September 15, 1997 whichever is
                              earlier, unless this discretionary line is earlier terminated by the Bank.

         Use of Proceeds:     Working Capital.

         Borrowing Base:      Means up to (i) 80% of all eligible domestic
                              accounts receivable (excluding all government receivables) under 90 days from the invoice date, plus (ii) the lesser of 50% of Raw Materials held in Inventory or $250M. In the event the aggregate amount borrowed at any time exceeds the Borrowing
                              Base, such excess shall be immediately due and payable by Borrower to Bank.


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         Interest Rate:         All outstanding borrowings under this
                                arrangement will bear interest equal at all times to Chase's Prime Rate plus 1.0 percent (Prime + 1%) in effect from time to time. Interest is to be computed on an actual/360-day basis and is payable monthly. Payments will be debited from the Borrower's deposit account with Chase when due.

         Fees: The Borrower agrees to pay a line origination fee of $10,000.00 to cover Chase's costs associated with preparation of this line of credit.

         Clean Up Requirement:  This line of credit is subject to the requirement that for 30 consecutive days during each twelve month period or during the term hereof, there shall be no loans outstanding.

         Requests for Advances: Any advances made under this line of credit will be evidenced by a grid demand promissory note substantially in the form provided to Borrower with this letter.

         Security:              A first priority security interest in all of
                                Borrower's accounts receivable, inventory, machinery, equipment, fixtures, chattel paper and general intangibles, including but not limited to, corporate name, trademarks, trade names, goodwill, patents, copyrights and know how.

                                If at any time borrower requests that Chase release its lien on any of the above property, Chase at its sole discretion will consider such request and respond thereto. However, this is not a commitment to release its lien on any of the foregoing.

         Additional
         Conditions:            In addition to the above mentioned terms and
                                conditions, and in order to enable Chase to perform its ongoing financial review, the Borrower will be required to furnish to Chase:

         a. Within 90 days after and as at the close of each fiscal year, a balance sheet of Borrower and its Subsidiaries, and statements of income, cash flows and changes in shareholders' equity of Borrower and its Subsidiaries prepared in accordance with GAAP consistently applied, each accompanied by a statement that they have been audited, by an independent public accounting firm satisfactory to Chase, and the report of such accountants shall not contain any qualification or disclaimer or opinion by reason of audit limitations imposed by Borrower.

         b. Within 45 days after the end of each Fiscal Quarter, a balance sheet(s) of Borrower and its Subsidiaries as at the end of each such Fiscal Quarter and related statements of income, cash flow and changes in shareholders' equity of the Borrower and its Subsidiaries for the Fiscal Quarter and from the beginning of such Fiscal Year to the end of such Fiscal Quarter, together with


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comparisons to the previous year prepared in conformity with GAAP consistently applied and certified by an appropriate financial officer of the Borrower.

         c. Within 10 days after the end of each calendar month, a monthly Borrowing Base Report together with an accounts receivable aging report, to be certified by an officer of the Borrower and to be in form and substance satisfactory to the Bank, substantially in the form of the copy attached.

         This line of credit does not constitute a commitment to lend, and the continued availability of this facility is subject to Chase, in its sole discretion, continuing to be satisfied with the Borrower's financial condition and economic prospects, prompt advice to Chase of any circumstances which might materially or adversely affect the Borrower, and the Borrower's maintenance of a satisfactory relationship with Chase.

         This letter constitutes the entire understanding between Chase and the Borrower and supersedes all prior discussions. The terms and conditions set forth in this letter shall survive the execution of the note evidencing the indebtedness and shall remain in effect so long as this facility remains in place or any amounts remain outstanding under this line of credit.

         Chase will consider requests for advances hereunder until September 15, 1997 unless this discretionary line of credit is earlier terminated by Chase in its sole discretion.

         Please acknowledge your understanding of the foregoing by signing and returning the enclosed copy of this letter along with the line origination fee to the undersigned no later than September 23, 1996.

         We appreciate the opportunity to be of service to you.

                                                     Very truly yours,

                                                     THE CHASE MANHATTAN BANK

                                                     /s/ Gerald P. Brennan
                                                     ---------------------
                                                     Gerald P. Brennan
                                                     Vice President
                                                     516-755-5055
Enclosure

ACKNOWLEDGED AND AGREED:

CPI AEROSTRUCTURES, INC.

By: /s/ Arthur August                                Date:  9/17/96
-------------------
Its: President

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